Exhibit 99.2

	Contacts:	Jay Brown, CFO
Son Nguyen, VP – Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES PRICING

OF SENIOR NOTES OFFERING

April 1, 2014 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) (“Crown Castle”) announced today that it has priced its previously announced public offering of senior notes due 2022. Due to investor demand, the offering was increased to $850 million. The notes will have an interest rate of 4.875% per annum and will be issued at a price equal to 99.5% of their face value to yield 4.951%.

The net proceeds from the offering will be approximately $837 million, after deducting underwriting discounts and commissions and other offering expenses payable by Crown Castle. Crown Castle expects to use a portion of the net proceeds from the offering to purchase or redeem all of its outstanding 7.125% Senior Notes due 2019 and pay fees and expenses related to the foregoing. Crown Castle intends to use the remaining net proceeds for general corporate purposes, which may include the repayment or repurchase of certain other outstanding indebtedness.

Barclays, Credit Agricole CIB, BofA Merrill Lynch, TD Securities, RBC Capital Markets, RBS, SunTrust Robinson Humphrey, Morgan Stanley, J.P. Morgan, Mitsubishi UFJ Securities and Citigroup are the joint book-running managers of the offering.

This offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com or by telephone at (888) 603-5847. An electronic copy of the prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

www.crowncastle.com

News Release continued:

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the use of proceeds from the offering. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

www.crowncastle.com